Exhibit 10.1

AMENDMENT TO DEFINED CONTRIBUTION AGREEMENT

THIS AMENDMENT TO DEFINED CONTRIBUTION AGREEMENT (this “Amendment”), dated as of November 19, 2018, is entered into by and between PRIME MERIDIAN HOLDING COMPANY, a Florida corporation (the “Holding Company”), PRIME MERIDIAN BANK, a Florida bank and wholly-owned subsidiary of the Holding Company (the “Bank” and collectively with the Holding Company, the “Employer”), and SAMMIE D. DIXON, JR. (“Executive”). All capitalized terms contained in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in that certain Defined Contribution Agreement, effective as of December 11, 2018, by and between the Bank and Executive (the “Agreement”).

WHEREAS, the Bank and Executive entered into the Agreement and now desire to amend certain provisions of the Agreement;

NOW, THEREFORE, for the mutual covenants and benefits set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.	Section 2(a) of the Agreement shall be deleted and replaced with the following:

(a)     Termination on or after Normal Retirement Age. If Executive remains in the Continuous Service of the Employer until on or after attaining Normal Retirement Age, then following the date on which the Executive experiences a Separation from Service on or after Normal Retirement Age (the “Normal Retirement Date”) for any reason other than (i) discharge of the Executive by the Employer for Cause, (ii) because the Executive dies or becomes Permanently Disabled or (iii) on or within twelve (12) months following the effective date of a Change in Control, the Bank shall pay to the Executive the annual benefit for fifteen (15) years that would fully amortize the Executive’s Account Balance at Executive’s Normal Retirement Date (using the Discount Rate and reasonable actuarial assumptions in accordance with Generally Accepted Accounting Principles (“GAAP”) as reasonably applied by the Employer) (rounded down to the nearest whole dollar). Payment of the annual benefit shall commence upon the Executive’s Normal Retirement Date, beginning with the month immediately following the Executive’s Normal Retirement Date, and be paid in equal monthly installments on the first day of each month thereafter until paid in full.

2.	Section 10(b) of the Agreement shall be deleted and replaced with the following:

(b)     “Account Balance” means, as of any date, the aggregate amount credited to the Executive’s Account under this Agreement. The Bank, in its sole and absolute discretion, shall determine what, if any, amounts shall be credited to Executive’s Account in any particular calendar year, provided, however, if Executive remains in the Continuous Service of the Employer until attaining Normal Retirement Age, that the Bank must credit to the Executive’s Account, no later than the Executive’s Normal Retirement Age, the amount that would result in an Account Balance at the time of Executive’s Normal Retirement Date equal to the present value, using the Discount Rate and reasonable actuarial assumptions in accordance with GAAP as reasonably applied by the Employer, of $150,000 of annual retirement benefits for fifteen (15) years in equal monthly installments on the first day of each month commencing upon the Executive’s Normal Retirement Date.

3.	Section 10 of the Agreement shall be amended by adding the following subsection (l) thereto:

(l)     “Discount Rate” shall mean the interest rate designated by the Board of Directors for determining the present value of any benefits payable under this Agreement and/or the amount of the installment payments necessary to fully amortize the Executive’s Account at the designated Discount Rate over the specified payment period. The Board of Directors has the authority to designate and/or adjust the Discount Rate, in its sole discretion, so as to maintain the rate within reasonable standards according to GAAP and applicable bank regulatory guidance.

4.          This Agreement is made in the State of Florida and shall be governed in all respects and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

5.          Other than as amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PRIME MERIDIAN HOLDING COMPANY By: /s/ Richard A. Weidner Name: Richard A. Weidner Title: Chairman of the Board
PRIME MERIDIAN BANK By: /s/ Richard A. Weidner Name: Richard A. Weidner Title: Chairman of the Board
/s/ Sammie D. Dixon, Jr. Sammie D. Dixon, Jr.

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